Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No.333-145785) pertaining to the 1999 Stock Option Plan and 2007 Stock Option and Incentive Plan of TechTarget, Inc. of our reports dated March 16, 2011, with respect to the consolidated financial statements of TechTarget, Inc. and the effectiveness of internal control over financial reporting of TechTarget, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 16, 2011